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Exhibit 99.1

FOR IMMEDIATE RELEASE

ALBANY INTERNATIONAL ANNOUNCES
SECOND-QUARTER EARNINGS EXPECTATIONS

        Albany, New York, July 9, 2003—Albany International Corp. (NYSE/PCX/FWB:AIN) announced today that second-quarter earnings are expected to be $0.49 per share as compared to last year's second quarter of $0.43 per share. As part of the $30 million cost reduction initiative announced in January of 2003, the Company reorganized its sales/service functions in Indonesia and announced the consolidation of its Barrie, Ontario, high-performance door facility into its U.S. operations. The $0.49 per share reflects severance, relocation, and other costs totaling $0.03 per share incurred in connection with this initiative.

        Sales increased compared to the second quarter last year, principally due to the positive impact of the effect of changes in currency translation rates. During the quarter, cash increased approximately $21 million, while debt was approximately unchanged.

        The Company will discuss further details regarding second-quarter results during a live audio webcast on Thursday, July 24, 2003, at 9:00 a.m. Eastern Time. Second-quarter financial results will be released on July 24, 2003, before the open of the market.

WHAT:	Albany International Second-Quarter Investors Webcast
WHEN:	Thursday, July 24, 2003, at 9:00 a.m. Eastern Time
WHERE:	www.albint.com
HOSTS:	Frank Schmeler, Chairman & Chief Executive Officer Michael Nahl, Senior Vice President & Chief Financial Officer
HOW:	Log on to www.albint.com and follow the link to the webcast. Minimum requirements to listen: RealPlayer or Media Player software (available free at the site).
REPLAY:	Yes, at www.albint.com until 5:00 p.m. Eastern Time on Friday, July 25, 2003

        Albany International is the world's largest producer of paper machine clothing and high-performance doors, with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company's business and products is available at www.albint.com.

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  Exhibit 99.1
ALBANY INTERNATIONAL ANNOUNCES SECOND-QUARTER EARNINGS EXPECTATIONS